Exhibit 10.3

DEED OF SUB-LEASE

THIS DEED OF SUB-LEASE (“Sub-Lease”) is made and executed at Bengaluru on this the 31st day of December, 2015 (31/12/2015):

BY AND BETWEEN:

MILESTONE BUILDCON PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 having its registered office at E-52, New Manglapuri, Mandi Road (Mehrauli), New Delhi – 110 030, and its corporate office at No. 100/1, Ground Floor, Anchorage-1, Richmond Road, Bengaluru – 560 025, duly represented by its Authorized Signatory, Mr. G. Raghavan, hereinafter referred to as the “Sub-Lessor” (which expression shall, unless excluded by or repugnant to the subject or context thereof, be deemed to mean and include its successors and assigns) of the ONE PART;

AND:

PFSWEB GLOBAL SERVICES PRIVATE LIMITED, a company incorporated under the Companies Act, 2013, having its registered office at PRESTIGE AL-KAREEM, No. 3, Edward Road, Civil Station, Corporation Division No. 72, Bangalore – 560 052, duly represented by its Authorised Signatory and Managing Director, Mr. Malahara Raju Pinnelli, hereinafter referred to as the “Sub-Lessee” (which expression shall, unless excluded by or repugnant to the subject or context thereof, mean and include its successors and permitted assigns) of the OTHER PART.

(The Sub-Lessor and the Sub-Lessee shall, wherever the context may hereinafter so require, be individually referred to as a “Party” and collectively as the “Parties”).

W H E R E A S

A.

The Sub-Lessor holds the leasehold rights and is in occupation and enjoying the long term lease of 29 years in respect of the land measuring about 25 Acres 7 Guntas situated at and comprised in Sy. Nos. 32/1(p), 35(p), 37, 38(p), 39(p), 40, 41(p) & 44(p) of Chokkanahalli Village, Thanisandra Main Road, Chokkanahalli, Bengaluru – 560 064, Karnataka (presently being part of BBMP Khata No. 6/2), through a registered lease document executed between Bhartiya City Developers Pvt. Ltd. (formerly known as Zigma Land Developers Pvt. Ltd.) and the Sub-Lessor vide Lease Deed dated 01/08/2010, and registered on 28/08/2010 as Document Number 2425/2010-11 and stored in CD No. BYPD53 at the office of the Sub-Registrar, Byatarayanapura, Bengaluru; and as confirmed vide Deed of Confirmation cum Rectification dated 27/11/2012, and registered on 28/11/2012 as Document Number 1701/2012-13 and stored in CD No. GNRD58 at the office of the Sub-Registrar,

Page | 1

Gandhinagar, Bengaluru; and more fully described in the “Schedule-A” hereunder written and hereinafter referred to as the “Said Land”.

B.

The Said Land has been notified as sector specific IT/ ITES Special Economic Zone (“SEZ”) vide Notification Number S.O. 2344(E) dated 27th September 2010; and Approval Number F.1/252/2007-SEZ dated 30/10/2008 issued by the Department of Commerce (SEZ Section), Ministry of Commerce and Industry, Government of India.

C.

The registered lease document executed between the Sub-Lessor and Bhartiya City Developers Pvt. Ltd. vide Lease Deed dated 01/08/2010, registered as Document Number 2425/2010-11 and stored in CD No. BYPD53 at the office of the Sub-Registrar, Byatarayanapura, Bengaluru, permits the Sub-Lessor to sub-lease the Said Land or the construction put up thereon and the Sub-Lessor has all legal rights to enter into this Deed of Sub-lease.

D.

The Sub-Lessor represents that under the aforesaid Lease Deed dated 01/08/2010, it has the right to construct commercial buildings in and upon the Said Land and to sub-lease the same to prospective occupiers, for IT/ ITES SEZ businesses and related services and amenities.

E.

The Sub-Lessor has constructed a building known as “Block 1” on the Said Land for IT/ ITES SEZ businesses and related services and amenities (hereinafter referred to as the “Building”); and the Said Land along with all constructed and proposed buildings to be constructed thereon are hereinafter collectively referred to as Bhartiya Centre of Information Technology or BCIT (also referred to as the “Project” herein).

F.

The Sub-Lessor and the Sub-Lessee have entered into a Letter of Intent (‘LOI’) dated 04/11/2015, and pursuant to the said LOI, the Sub-Lessor having complied with its obligations therein, the Sub-Lessor has agreed to give on Sub-Lease and the Sub-Lessee has agreed to take on Sub-Lease the entire 8th floor of the Building, admeasuring 57,090 (fifty seven thousand and ninety only) square feet of Super Built Up Area (defined below) and Carpet Area (defined below) of 80% of the Super Built-up Area (hereinafter referred to as the “Premises”), together with exclusive right to use of 88 (eighty eight) Car Parking Spaces in the basement of the said Building, and more fully described in the “Schedule-B” herein under. The Floor Plan of the Premises is annexed hereto as Annexure-A.

G.

The Parties are executing this Deed of Sub-Lease to reduce the agreed terms and conditions in respect of the Sub-Lease of the Premises in writing, superseding all previous writings, agreements or arrangements or any oral understanding or correspondence leading to any arrangement/ agreement in respect of this transaction including under the Letter of Intent (‘LOI’) dated 04/11/2015.

Page | 2

NOW THIS DEED OF SUB-LEASE WITNESSETH AS FOLLOWS:

1.	DEFINITIONS

Unless the context herein otherwise provides, the following terms shall have the meanings assigned to such terms hereunder:

1.1.

“Affiliates” shall mean any group company, holding or subsidiary company, any transferee companies which have resulted from a merger and with respect to any entity, any company, corporation, association or other entity, which, directly or indirectly, controls, is controlled by or is under common control with such entity, such control being exercised by the controlling entity through its ability to direct the management and policies of the controlled entity through ownership of voting shares of the controlled entity;

1.2.

“Appropriate Authority” shall mean and include the Karnataka Industrial Areas Development Board, Bangalore Development Authority, Bruhat Bengaluru Mahanagara Palike, Bangalore Water Supply & Sewerage Board (BWSSB), Bangalore Fire Services Department, Airports Authority of India, Telecommunication Department, Bangalore Electric Supply Company Limited (BESCOM), Karnataka State Electrical Inspectorate and/or any other government and or semi-government authorities/ agencies/ departments including any and all authorities/ agencies/ departments of or constituted by local, state and central government and or under any legislation, ordinance, etc. and or any judicial or quasi judicial authority as may be applicable;

1.3.

“Applicable Laws” means any and all laws, rules, regulations, ordinances, orders, directives, codes, judgments, decrees, injunctions, determinations, awards, permits, licenses, authorizations, directives, rulings of, agreements with, or by any commission, court or other government or regulatory authority, instrumentality or forum, whether central, state, local, municipal or judicial, as may be applicable from time to time and shall include the SEZ Laws;

1.4.	“Building” shall have the meaning ascribed to the term in Recital E;

1.5.	“Business Day(s)” shall mean a day other than Sunday on which scheduled commercial banks are open for normal banking business in Bangalore;

1.6.	“Car Parking Spaces” shall mean 88 (eighty eight) car parking spaces based on a ratio of 1 car parking space per 650 square feet of Super Built Up Area of the Premises;

Page | 3

1.7.	“Car Parking Charges” shall mean the monthly consideration payable by the Sub-Lessee for the use of the Car Parking Spaces provided by the Sub-Lessor to the Sub-Lessee as detailed in Clause 6.2 below;

1.8.

“Carpet Area” shall mean the entire office area on each floor of the Building between the external walls of the office units, including column spaces, any dedicated air handling unit rooms, toilet areas and other dedicated areas (such as electrical and telecom rooms) but shall not include open terraces and basement areas for car parking and shall be not less than 80% of the Super Built Up Area on a full floor basis;

1.9.	“Common Areas” shall collectively mean the Common Areas of the Building and the Common Areas of the Project;

1.10.

“Common Areas of the Building”  shall refer to all areas and facilities located or installed within or affixed to the Building, which are installed and provided by the Sub-Lessor at its own expense and designated by the Sub-Lessor for the general use and convenience of all, some or one of the sub-lessees in the Building, their respective clients, employees, customers and guests including the areas and facilities such as corridors, hallways, elevators and elevator lobby, equipment rooms, DG room, Electrical room, STP room, etc.;

1.11.

“Common Areas of the Project” shall refer to all areas and facilities located or installed outside of the Building, but within the Said Land which are installed and provided by the Sub-Lessor at its own expense and designated by the Sub-Lessor for the general use and convenience of all, some or one of the sub-lessees in the Project, their respective clients, employees, customers and guests including the areas and facilities such as food court, utility block, landscaping, sports area, internal roads;

1.12.

“Communications Equipment” shall mean communications devices (including but not limited to satellite dishes, radio masts and other equipment to receive and transmit messages and information) and related equipment and cabling to be installed by the Sub-Lessee;

1.13.	“Deed of Sub-Lease” shall mean this Deed of Sub-Lease and annexures and/or schedules attached hereto and any amendments hereto, to be executed between the Parties;

1.14.

“Encumbrance” shall mean (i) a security interest of whatsoever kind or nature including any mortgage, charge (whether fixed or floating), pledge, lien (including negative lien), hypothecation, assignment, deed of trust, title retention, or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person including without limitation, any right granted by a transaction which, in legal

Page | 4

terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under Applicable Laws, (ii) any voting agreement, interest, option, right of first offer, or refusal or transfer restriction in favour of any Person, and (iii) any adverse claim as to title, possession, access or use;

1.15.	“Maintenance Agency” shall mean the designated authorized agent in relation to the operations and maintenance of BCIT and other related facilities nominated by the Sub-Lessor;

1.16.	“Force Majeure” shall have the meaning ascribed to the term under Clause 31;

1.17.	“Initial Term” shall have the meaning ascribed to the term in Clause 4.1;

1.18.	“Lock-in Period” shall have the meaning ascribed to it in Clause 5.1;

1.19.	“Maintenance Agreement” or “Agreement for Services” shall mean the maintenance agreement of even date executed between the Sub-Lessee, Sub-Lessor and the Maintenance Agency;

1.20.	“Maintenance Charges” shall have the meaning ascribed to the term in the Maintenance Agreement or Agreement for Services, which charges are required to be paid to the Maintenance Agency;

1.21.	“Maintenance Services” shall mean the maintenance services to be provided by the Maintenance Agency as detailed in the Maintenance Agreement;

1.22.	“Normal Working Hours” shall mean normal working hours of the Sub-Lessee being from Monday to Friday between 9 AM to 6 PM;

1.23.

“Occupancy Certificate” shall mean the certificate issued by the Bruhat Bengaluru Mahanagara Palike or such other Appropriate Authority to occupy the Building including the Premises, confirming that the Building has been built in accordance with the plans sanctioned by that authority with such permitted changes as may be recorded in the said Occupancy Certificate;

1.24.	“Project” shall have the meaning ascribed to the term in Recital E;

1.25.	“Rent” shall mean the monthly consideration payable by the Sub-Lessee to the Sub-Lessor, being the sum of the Warm Shell Rent (defined below) and Car Parking Charges;

1.26.	“Rent Commencement Date” shall mean June 01, 2016;

Page | 5

1.27.	“Renewal Term” shall have the meaning ascribed to the term in Clause 4.2;

1.28.	“Security Deposit” shall mean the interest free refundable security deposit to be paid by the Sub-Lessee to the Sub-Lessor as per Clause 7.1 hereof;

1.29.	“SEZ” shall have the meaning ascribed to the term in Recital B;

1.30.	“SEZ Laws” shall have a collective reference to the Special Economic Zone Act, 2005 and amendments thereto and the Special Economic Zone Rules, 2006 and any amendments thereunder;

1.31.	“Sub-Lessor” shall mean MILESTONE BUILDCON PRIVATE LIMITED, its directors, employees and/ or authorized representatives and authorized agents.

1.32.	“Sub-Lessee” shall mean PFSWEB GLOBAL SERVICES PRIVATE LIMITED, its directors, employees and/ or authorized representatives and authorized agents.

1.33.	“Sub-Lease Commencement Date” shall mean January 01, 2016;

1.34.

“Sub-Lessee’s Improvements” shall mean the fit outs that are or to be installed or affixed in the Premises by the Sub-Lessee, which are in the nature of interiors done by the Sub-Lessee and belonging to the Sub-Lessee;

1.35.

“Super Built Up Area” shall in respect of the Premises mean: (i) the built up area of the Premises including walls and external finish; (ii) the staircases, balconies and sit outs, if any, in the Building; (iii) the proportionate share in all the Common Areas, amenities & services of the Building and Utility Block; and (iv) amenities & services provided in the terrace floor of the Building, terrace areas, basements, stilt floors and parking spaces (but includes the service areas);

1.36.	“Term” shall mean the Initial Term stated in Clause 4.1 and shall include the Renewal Term/s stated in Clause 4.2, if the Sub-Lessee exercises its renewal option;

1.37.	“Utilities” shall mean the supply of raw power, back-up power, HVAC cold water supply, water supply to the Premises as provided in Clauses 12 and 13;

1.38.

“Utilities Charges” shall mean the charges payable by the Sub-Lessee for the use of Raw Power, Backup Power, Power of HVAC, exclusive use of water in the Sub-Lessee’s cafeteria, etc. as provided in Clause 12 and Clause 13.1 herein below;

1.39.

“Warm Shell Condition” shall mean High Side air conditioning, Air Handling Units (AHUs), electric power supply of up to 1 kVA per 100 sq. ft. of Super Built Up Area including HVAC and related services loads and common area loads, along with 100%

Page | 6

power back up through diesel generators (DG), finished toilets, floor screed and internal wall plastering and the Warm Shell Specifications;

1.40.	“Warm Shell Rent” shall mean the monthly consideration payable by the Sub-Lessee for Sub-Lease of the Premises as detailed in Clause 6.1 below; and

1.41.	“Warm Shell Specifications” shall mean the specifications as per Annexure-B attached hereto for the Premises and the Building.

2.	INTERPRETATION

In construing this Deed of Sub-Lease:

2.1.	the headings are inserted for ease of reference only and shall not affect the construction or interpretation of this Deed of Sub-Lease; and

2.2.

time is of the essence in the performance of the Parties’ respective obligations and if any time period specified herein is extended in writing by the Parties, such extended time shall also be of the essence; and

2.3.	references to one gender include all genders; and

2.4.	words in the singular shall include the plural and vice versa; and

2.5.

references to an “agreement” including this Deed of Sub-Lease or “document” shall be construed as a reference to such agreement or document as the same may have been amended, varied, supplemented or novated in writing at the relevant time in accordance with the requirements of such agreement or document and, if applicable, of this Deed of Sub-Lease with respect to amendments; and

2.6.

unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by including the day on which the period commences and including the day on which the period ends and by extending the period to the following Business Day if the last day of such period is not a Business Day; and

2.7.

unless otherwise specified, whenever any payment is to be made or action taken under this Deed of Sub-Lease is required to be made or taken on a day other than a Business Day such payment shall be made or action taken on the next Business Day; and

2.8.

the words “include”, “including, “for example” or “such as” are not used as, nor is it to be interpreted as, a word of limitation and when introducing an example, do not limit the meaning of the words to which the examples of a similar kind apply; and

Page | 7

2.9.	reference to any Applicable Laws includes a reference to such Applicable Laws as amended or re-enacted from time to time, and any rule or regulation promulgated there under; and

2.10.	the terms “herein”, “hereof”, “hereto”, “hereunder” and words of similar purport refer to this Deed of Sub-Lease as a whole; and

2.11.

any consents to be given by the Parties pursuant to or in accordance with this Deed of Sub-Lease unless otherwise provided in this Deed of Sub-Lease shall be at the sole discretion of such Party and shall always be in writing; and

2.12.

no provisions of this Deed of Sub-Lease shall be interpreted in favour of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof; and

2.13.

the provisions of this Deed of Sub-Lease shall be read and interpreted in conjunction with the schedules and annexures hereto. However, in the event of there being an inconsistency in the interpretation of the provisions of this Deed of Sub-Lease and the schedules or annexures, the terms of this Deed of Sub-Lease shall take precedence.

3.	GRANT OF SUB-LEASE

3.1.

Sub-Lease of Premises. In consideration of the Sub-Lessee paying the Rent hereby reserved and complying with the terms of this Deed of Sub-Lease, including making payments of all charges hereunder, the Sub-Lessor hereby grants on Sub-Lease to the Sub-Lessee, and the Sub-Lessee hereby takes on Sub-Lease from the Sub-Lessor, the Premises for the Initial Term (as defined herein). The Sub-Lessor hereby confirms that possession of the Premises shall be handed over by the Sub-Lessor to the Sub-Lessee on or before the Sub-Lease Commencement Date in the Warm Shell Condition.

3.2.

Car Parking Spaces. The Car Parking Spaces for the Premises are for the exclusive use of the Sub-Lessee at all times during the Term. The Car Parking Spaces are a total of 88 (eighty eight) nos., located in the basement of the Building and identified on the Floor Plan annexed hereto as Annexure-A-1. The Car Parking Spaces shall be utilized only for parking of four-wheeler and two-wheeler vehicles and for no other purpose. If any Car Parking Space is being used for parking two wheeler vehicles the same shall be as per the provision of Applicable Laws. Each Car Parking Space measures approximately 2.4 meters in width by 4.2 meters in length. The Sub-Lessor shall not be responsible for damage or loss to possessions or items left in Sub-Lessee’s vehicles or

Page | 8

any damage to Sub-Lessee’s vehicles, whether or not such damage is caused by other vehicle(s) or person(s) in the parking lot.

4.	DURATION OF SUB-LEASE

4.1.	Initial Term. The Sub-Lease of the Premises will commence on the Sub-Lease Commencement Date and end 5 (five) years thereafter (the “Initial Term”).

4.2.

Renewal Term. The Sub-Lessee may, at its sole option, renew the Sub-Lease of the Premises for one (1) additional period of 5 (five) years (such additional period is hereinafter referred to as the “Renewal Term”). In order for the Sub-Lessee to exercise this option of renewal, the Sub-Lessee will be required to give the Sub-Lessor written notice of the Sub-Lessee’s intention to renew the Sub-Lease, six (6) months prior to the expiry of the Initial Term. On the Sub-Lessee having notified the Sub-Lessor of such intent to renew the Sub-Lease, the Sub-Lessor and the Sub-Lessee shall renew the Sub-Lease of the Premises by executing a fresh deed of Sub-Lease for the Renewal Term. Save and except with respect to the increase in the Warm Shell Rent, the Sub-Lease of the Premises during the Renewal Term will be on identical terms as provided in this Deed of Sub-Lease. There shall not be any Lock-in Period obligation for the Renewal Term. It is categorically agreed to between the Parties that such renewal shall only be validly operational and come into effect only upon execution of a fresh deed of Sub-Lease. The Sub-Lessee should however endeavor to register such fresh deed of Sub-Lease before the Sub-Lease commencement date of the Renewal Term.

5.	LOCK-IN PERIOD

5.1.

The Parties hereby agree that neither the Sub-Lessor nor the Sub-Lessee shall be entitled to terminate this Deed of Sub-Lease during the first 3 (three) years from the Sub-Lease Commencement Date (the “Lock-in Period”), save and except as provided in Clause 27 below.

5.2.

If the Sub-Lessee terminates the Sub-Lease during the Lock-in Period for reasons other than those provided for in Clauses 27.2, 27.4 and 29, or the Sub-Lease is terminated by the Sub-Lessor as  provided in Clauses 27.6 and 27.7, the Sub-Lessee shall become liable to pay the Rent payable for the remainder of the Lock-in Period as liquidated damages which have been agreed between the Parties hereto as pre-determined damages that would be suffered by the Sub-Lessor and neither the Sub-Lessor nor the Sub-Lessee shall question the quantum of such liquidated damages. It is expressly agreed between the Parties that no Lock-in Period shall be applicable during the Renewal Term.

Page | 9

6.	RENT

6.1.

Warm Shell Rent. From the Rent Commencement Date, the Sub-Lessee agrees to pay the Sub-Lessor, subject to statutory deductions, warm shell rent per month for sub-lease of the Premises calculated at Rs. 42.00/- (Rupees Forty Two) per square foot of the Super Built Up Area per month (“Warm Shell Rent”) and subject to escalation in Rent as defined in Clause 6.5 herein below.

6.2.

Car Parking Charges. The Sub-Lessee shall, commencing from the Rent Commencement Date, pay to the Sub-Lessor car parking charges of Rs. 2,500.00/- (Rupees Two Thousand Five Hundred Only) per Car Parking Space per month (the “Car Parking Charges”). It is clarified that the Car Parking Charges shall not escalate during the Initial Term or the Renewal Term.

6.3.

Payment of Rent. The Rent shall be paid monthly in advance on or before the fifth (5th) day of each calendar month in respect of which the Rent is due. The Sub-Lessee shall commence payment of Rent from the Rent Commencement Date. The Sub-Lessor shall issue an invoice to the Sub-Lessee on or before 1st day of every month during the Initial Term.

6.4.

Pro rata Payment. If the Rent Commencement Date is other than the first (1st) day of a calendar month, then the Rent for such partial month shall be prorated on a daily basis, based on the actual number of days remaining in such month and shall be payable on the Rent Commencement Date.

6.5.

Escalation. The Parties hereby agree that the Warm Shell Rent payable shall stand escalated at the rate of 15% (fifteen percent) over the last paid Warm Shell Rent at the end of every 3 (three) years commencing from the Sub-Lease Commencement Date. It is clarified that the Car Parking Charges shall not be subject to any escalation during the Term. The payment of Rent and the escalation of the Warm Shell Rent are detailed in Annexure-C.

7.	SECURITY DEPOSIT

7.1.

Security Deposit. The Sub-Lessee shall pay to the Sub-Lessor an interest free refundable security deposit equivalent to 9 (nine) months’ Warm Shell Rent, amounting to Rs. 2,15,80,020.00/- (Rupees Two Crores Fifteen Lakhs Eighty Thousand and Twenty Only), simultaneously with the execution of this Deed of Sub-Lease, receipt of which shall be acknowledged by the Sub-Lessor in writing. It is clarified that the Security Deposit shall not escalate during the Initial Term or any Renewal Term.

Page | 10

7.2.

Refund of Security Deposit.On the expiry or earlier termination of the Sub-Lease of the Premises, the Sub-Lessor shall, within seven (07) days of the Sub-Lessee delivering physical and vacant possession of the Premises to the Sub-Lessor, refund the Security Deposit to the Sub-Lessee, subject to adjustments of any notified arrears of Rent and or Utilities Charges and/or Maintenance Charges, payable by the Sub-Lessee under this Deed of Sub-Lease or Maintenance Agreement or towards any undisputed damages to the Premises due to Sub-Lessee’s acts of omission or commission (normal wear and tear, damage by Force Majeure, and damage by third parties but not being the agents, employees, director or anyone claiming through the Sub-Lessee, exempted) or due to any other valid claims of the Sub-Lessor which are acknowledged and agreed to in writing by the Sub-Lessee. It is clarified that starting from thirty (30) days prior to vacation of the Premises by the Sub-Lessee, the Sub-Lessor shall have a right to visit and inspect the Premises in order to assess the damages caused to the Premises, if any. This right of Sub-Lessor is imperative to the Sub-Lessor being able to refund the Security Deposit within seven (07) days of the Sub-Lessee delivering physical and vacant possession of the Premises as provided for hereinabove.

7.3.

Failure to refund the Security Deposit.If the Sub-Lessor fails to refund the Security Deposit in terms of Clause 7.2 above, the Sub-Lessor shall become liable to pay interest calculated at the rate of 1.5% per month on the amounts due towards the Security Deposit from the date of the same becoming due till the date of payment or realization. In addition to the payment of interest, the Sub-Lessee shall hold back / retain possession the Premises without the payment of any Rent or any Utility Charges including Maintenance Charges from the date of expiry of the Initial Term or the earlier termination of the Sub-Lease of the Premises, up to the date of actual repayment of the amounts toward the Security Deposit along with interest as aforesaid. This is without prejudice to the rights of the Sub-Lessee to initiate any recovery proceedings. Such retaining of possession of the Premises by the Sub-Lessee shall not constitute a default by the Sub-Lessee of this Deed of Sub-Lease. Notwithstanding the aforesaid, (i) if the Sub-Lessee uses the Premises for its business operations during such period that the amounts towards the refund of the Security Deposit are not being refunded by the Sub-Lessor, then the Sub-Lessee shall be liable to pay only the Utility Charges and the Maintenance Charges but no Rent; and (ii) it is expressly recorded and mutually agreed that the provisions of this Clause do not and shall not be construed or deemed to extend the duration of the Term, or in any way affect or prejudice the rights of the Sub-Lessee for recovery of the Security Deposit in terms above.

8.	TAX DEDUCTIONS

8.1.	The Sub-Lessee shall deduct tax at source as may be applicable under the Applicable Laws on all payments which are payable to the Sub-Lessor. The Sub-Lessee shall

Page | 11

provide tax deduction at source certificates to the Sub-Lessor on a quarterly basis for each financial year.

9.	PAYMENT OF TAXES

9.1.

Property Tax.The Sub-Lessor agrees that it will be solely liable to pay all past, present and future rates, taxes, cesses, assessments and other outgoings with respect to the Premises, the Building and the Said Land, including but not restricted to, land tax, building tax, corporation and house tax, property tax and municipal tax (“Property Taxes”) as applicable. In case of default in payment of Property Taxes and if the same is demanded from the Sub-Lessee, the Sub-Lessee at its discretion shall pay and recover such amounts by deducting from the immediate Rent payable by the Sub-Lessee.

9.2.

Taxes on Rent and Utilities Charges paid by the Sub-Lessee under the Deed of Sub-Lease. Any tax in the nature of service tax, VAT or lease tax or Goods and Service Tax as may be applicable which is incidental on the payment of Rent and Utility Charges other than: (i) income tax or any company/ corporate taxes which may be directly levied upon the Sub-Lessor whatsoever; or (ii) Property Tax as set out in Clause 9.1 above, shall be paid by the Sub-Lessee along with the Rent and Utilities Charges.

10.	SUB-LESSOR’S REPRESENTATIONS AND WARRANTIES

10.1The Sub-Lessor represents, warrants and covenants as under:

(a)

The Sub-Lessor (i) holds legal and valid leasehold rights in respect of the Said Land, Building and the Premises, having valid right, title and interest to the Said Land, Building and the Premises as mentioned in the Recitals C and D; (ii) has the absolute right, authority and power to grant a Sub-Lease of the Premises in favour of the Sub-Lessee upon the terms and conditions herein contained; (iii) that there are no legal impediments of any nature whatsoever in sub-leasing the Premises in favour of the Sub-Lessee; (iv) that the Sub-Lessee will be ensured uninterrupted, quiet, peaceful, physical, vacant and legal possession of the Premises during the Term; and (v) that Sub-Lessor is entitled to develop the Said Land, construct the Project and the Building on the Said Land and let out the Premises to the Sub-Lessee on Sub-Lease basis.

(b)	The Building (including the Premises) has been constructed pursuant to and as per: (i) the plan sanctioned by the concerned local /municipal authorities; and (ii) the Warm Shell Specifications.

(c)	Other than this Deed of Sub Lease, the Sub-Lessor has not entered into any memorandum of understanding or arrangement or agreement of any nature

Page | 12

whatsoever, oral or written with any third party in respect of the Premises for leasing or occupation. The Sub-Lessor has not given any other tenants expansion options, rights of first refusal with respect to the Premises or any part thereof.

(d)	The Sub-Lessor is in receipt of the final fire clearance certificate and the Occupancy Certificate from the Appropriate Authority, a copy of which has been provided to the Sub-Lessee.

(e)

The Sub-Lessor agrees to indemnify the Sub-Lessee, its directors, employees and or agents and keep them harmless during the Sub-Lease period against any demands, claims, actions or proceedings that may be initiated against the indemnified persons due to non-receipt of any approvals from the applicable local authorities and/ or the SEZ authorities resulting in the Sub-Lessee being restricted in any manner from occupying the Premises peacefully and as contemplated in this Deed of Sub-Lease.

(f)

All approvals, consents and permissions necessary under the Applicable Laws for the occupation and use of the Premises have been obtained by the Sub-Lessor and the Premises can be legally used and occupied by the Sub-Lessee for IT/ITES purpose in accordance with SEZ Laws. A copy of the Occupancy Certificate in respect of the Building (including the Premises) has been obtained in accordance with the Applicable Laws has been provided to the Sub-Lessee by the Sub-Lessor. The Premises can be legally used and occupied by the Sub-Lessee from the Sub-Lease Commencement Date.

(g)

There exist no claims, actions, litigations, arbitrations, land acquisition proceedings, garnishee or any process issued by any court or authority including the competent authority under the Income Tax Act, 1961 or other proceedings whatsoever relating to the Premises or the Building.

(h)

The Sub-Lessor represents that the Said Land including the land underlying the Building has been notified as a SEZ under the SEZ Laws and there is no impediment for Sub-Lessee to use the Premises in the Building constructed thereon for IT/ITES purposes and to avail the benefits under the provisions of the SEZ Laws.

(i)

The Lessee, its agents, representatives, employees and guests shall have unrestricted, unlimited and unimpaired access and the use of, the Premises at all times subject to adherence of all Bye-Laws framed by the Sub-Lessor, during the day or the night for all the 365 days, that is, 24 hours a day, 7 days-a-week basis during the entire Initial Term and the Renewal Term.

Page | 13

(j)	The electricity, water and sewerage connections will be provided to the Premises before the start of business operation of the Sub-Lessee and each such connection shall be fully functional.

(k)	The Sub-Lessor shall be liable and pay all Property Taxes at all times.

(l)

The Sub-Lessee, on paying the Rent, Utilities Charges, Maintenance Charges on the respective due dates thereof and in the manner herein provided and on observing and performing the covenants, conditions and stipulations contained in this Deed of Sub-Lease and on its part being observed and performed, shall be entitled to unimpeded, quiet, peaceful possession, use and occupation of the Premises at all times during the Term, without any let, obstruction, eviction, interruption and/or disturbance, claim and demand whatsoever by the Sub-Lessor or any person or persons lawfully or equitably claiming by, from, under or in trust for them.

(m)

The Sub-Lessor shall keep and maintain the Premises in wind and water tight condition and shall maintain the water and sanitary pipes, electric wiring, for the Premises in good condition. AHUs once handed over to the Sub-Lessee shall be maintained by the Sub-Lessee at its cost including the cost towards the annual maintenance charges.

(n)

The Sub-Lessor has passed all the required resolutions for the execution of this Deed of Sub-Lease. A certified copy of the authorizing resolutions has been provided by the Sub-Lessor to the Sub-Lessee.

(o)

The Sub-Lessor shall ensure that the development of the remaining portions of the Project will not affect the peaceful enjoyment of the Premises and rights of the Sub-Lessee and its occupants at the Premises. The Sub-Lessor shall ensure that the least possible inconvenience is caused to the Sub-Lessee, in the course of the development of the remaining portions of the Project.

(p)

The Sub-Lessor shall, within a period of 5 (five) years from the Sub-Lease Commencement Date, provide a common food court, fitness centre and other common amenities to all the occupants of the Project as part of the Common Areas of the Project.

10.2

The Sub-Lessee, based on the Sub-Lessor’s representations and warranties in this Clause, has entered into this Deed of Sub-Lease. Further, the Sub-Lessor agrees that during the Term, if any of the representations and warranties mentioned in Clause 10.1 directly affecting the use of the Premises is found to be misleading, invalid or untrue, then notwithstanding the rights of the Sub-Lessee as contained in this Deed of Sub-Lease, the Sub-Lessor will intimate the Sub-Lessee of the same within 7

Page | 14

(seven) days of the applicable representation or warranty becoming invalid or untrue.

11.	SUB-LESSEE’S REPRESENTATIONS AND WARRANTIES

11.1.	The Sub-Lessee represents and warrants the following:

(a)

The Sub-Lessee shall, from the Rent Commencement Date, pay the Rent on its due date without any delay or demand and pay the Utilities Charges and Maintenance Charges to the Maintenance Agency within the prescribed time frame commencing from the Sub-Lease Commencement Date.

(b)

The Sub-Lessee shall permit the Sub-Lessor and its representatives, at Normal Working Hours, after prior notice of twenty four (24) hours, except in cases of bona fide emergency, where notice is not required to be provided, to enter the Premises for the purpose of inspection or Maintenance Services, provided that such entry would not in any way interfere with, or impede, the operations of the Sub-Lessee and the Sub-Lessor and/ or its representatives will be required to be accompanied by an employee of the Sub-Lessee at all times and to comply with the Sub-Lessee’s security procedures.

(c)	The Sub-Lessee shall always observe and perform all the terms and conditions, covenants and provisions on which the Premises are given on Sub-Lease.

(d)

The Sub-Lessee shall use the Premises for office purposes and shall not carry on or permit to be carried on in the Premises, or in any part thereof, any activities which are unlawful, or of nuisance, annoyance or disturbance to other tenants/occupants in the Building.

(e)

The Sub-Lessee agrees to indemnify the Sub-Lessor, its directors, employees and or agents and keep them harmless during the Sub-Lease period against any demands, claims, actions or proceedings that may be initiated against the indemnified persons due to non-receipt/ renewal of any approvals from the applicable authorities and/ or the SEZ authorities resulting in the Sub-Lessee performing the activities in an unauthorized manner from the Premises.

(f)

There exist no claims, actions, litigations, arbitrations, or any process issued by any court or authority including the competent authority under the Income Tax Act, 1961 or other proceedings whatsoever relating to the restriction imposed on performing the business activities by the Sub-Lessee.

(g)	The Sub-Lessee shall be liable and pay all applicable taxes at all times in relation to this Deed of Sub-Lease and Maintenance/ Agreement for Services.

Page | 15

(h)	The Sub-Lessee shall keep and maintain the Premises in good and tenantable condition at all times during the Initial Term of this Sub-Lease and any Renewal Term.

(i)

The Sub-Lessee has passed all the required resolutions for the execution of this Deed of Sub-Lease. A certified copy of the authorizing resolutions has been provided by the Sub-Lessee to the Sub-Lessor.

11.2.

The Sub-Lessor, based on the Sub-Lessee’s representations and warranties in this Clause, has entered into this Deed of Sub-Lease. Further, the Sub-Lessee agrees that during the Term, if any of the representations and warranties mentioned in Clause 11.1 directly affecting the Sub-Lease of the Premises is found to be misleading, invalid or untrue, then notwithstanding the rights of the Sub-Lessor as contained in this Deed of Sub-Lease, the Sub-Lessee will intimate the Sub-Lessor of the same within 10 (ten) days of the applicable representation or warranty becoming invalid or untrue.

12.	ELECTRICITY

12.1.

Raw Power.The Sub-Lessor shall provide the Sub-Lessee raw power calculated at the rate of 0.5 KVA for every one hundred (100) square feet of Super Built Up Area of the Premises including the power required for the AHUs on the floor and such power is supplied by Bangalore Electricity Supply Company Limited (“BESCOM”) and the same shall be made available from the start of business operations of the Sub-Lessee.

12.2.

Power Consumption Charges.The Sub-Lessee shall bear and pay the electricity charges (based on HT rates) allocable to the Premises based on bills issued by BESCOM with regard to the consumption of power in the Building. The Sub-Lessee has been made aware that BESCOM has provided a single meter to the whole Building and from that meter the Sub-Lessor would be providing the power to the whole Premises under a separate meter provided for the Premises.

Page | 16

12.3.

Payment for Power Consumption. Commencing from the Sub-Lease Commencement Date, the Sub-Lessee shall pay the electricity charges based on the bills issued to it by the Sub-Lessor for the actual consumption of electricity in the Premises by the Sub-Lessee as per the reading in the separate meter provided therein by the Sub-Lessor along with proportionate share of transmission loss between the main meter and the sub meter provided in the Building/ Project, if applicable. The Sub-Lessor shall set out the details of the sub meter reading of the Premises and the main meter, with the calculation of the electricity charges, the proportionate transmission loss applicable to the Premises together with a copy of the bills from the main meter. The electricity charges shall be payable within 7 (seven) Business Days from receipt of an invoice from the Sub-Lessor for the same. In the event of the Sub-Lessee failing to pay the consumption charges for its use of the electricity within the timelines detailed in this Clause 12.3, the Sub-Lessor may without prejudice to its rights under Clause 27.6, at its discretion and under a written notice to the Sub-Lessee pay such charges to ensure that the electricity supply is not disrupted which will thereby affect the entire Building in which the Premises is situated. The Sub-Lessee shall forthwith become liable to pay the amounts paid by the Sub-Lessor with interest thereon at the rate of 18% per annum from the due date up to the actual date of the Sub-Lessee having paid the amounts to the Sub-Lessor.

12.4.

Monthly Minimum Deposit. The Sub-Lessor has informed the Sub-Lessee that BESCOM charges a minimum deposit relatable to the power consumption (MMD) and presently such demand for deposit is 2 months’ power consumption charges as MMD. The obligation to pay the MMD or enhancements in MMD as charged by BESCOM from time to time during the period of Sub-Lease shall be of the Sub-Lessee. The Sub-Lessee shall pay the MMD and/or the enhancements in MMD within 10 (ten) days from demand by the Sub-Lessor based on the demand for the same made by BESCOM. Failure of the Sub-Lessee to pay the MMD and/or enhancements in MMD within the stipulated timeframe as aforesaid shall be construed as breach in terms of Clause 27.6. The Sub-Lessor may, without prejudice to its rights under Clause 27.6, at its discretion, pay the MMD and/or enhancements in MMD to BESCOM and in such event the Sub-Lessee shall become liable to reimburse to the Sub-Lessor the amounts paid by the Sub-Lessor towards MMD and/or enhancements in MMD along with an interest of 18% (eighteen percent) per annum from the due date up to the actual date of payment by the Sub-Lessee to the Sub-Lessor.

In the event, the MMD and/or the enhancements in MMD is required to be paid in the name of the Sub-Lessor, the Sub-Lessee shall pay the said amounts in the name of Sub-Lessor and it shall be the obligation of the Sub-Lessor to refund the same in full to the Sub-Lessee on termination of the Deed of Sub-Lease along with the refund of the Security Deposit. The Sub-Lessor will be entitled to recover such MMD and/or enhancements in MMD from the BESCOM as and when the BESCOM becomes liable to refund the same.

12.5.	Alternative Power Source. The Sub-Lessor shall ensure that, if the supply of electricity to the Premises is not made available through BESCOM or is interrupted

Page | 17

as a result of any act of omission or commission of the Sub-Lessor or other occupant of the Building, the Sub-Lessor shall provide power backup through DG Sets to the Sub-Lessee. During such period of non-availability of permanent power under this clause the supply of power through the DG Sets shall be at BESCOM rates for consumption of such power. However, the Sub-Lessee agrees to pay power back-up charges as described in Clause 12.6 herein below during any scheduled/ unscheduled power break downs, outages, maintenance works during the Initial Term of this Sub-Lease or any Renewal Term.

12.6.

Power Backup. The Sub-Lessor has provided 100% (one hundred percent) backup power for the Premises. The Sub-Lessee shall pay for consumption of backup power through diesel generator based on actual power generation cost plus 20% (twenty percent) basis and which is currently estimated to be INR 23/- per unit of power back-up. The charges will be based on the meter reading for the back-up power provided for the Premises. It is further expressly clarified that such charges shall only be payable by the Sub-Lessee as regards the Premises and shall not include charges for backup power designated for the Common Areas, which shall be included as part of the Maintenance Charges and accordingly recovered on a proportionate basis.

12.7.

Maintenance of Power Equipment. The Sub-Lessee has been made aware of and is aware that there would be planned shut-down of power backup equipment for the purpose of maintenance. The Sub-Lessee shall not object to such planned shut-downs during which backup power will not be available. Such planned shutdowns shall, as far as possible, be conducted only on weekends, non-Business Days or during non-peak hours. Such planned shut-downs shall be conducted after providing to the Sub-Lessee prior written notice of 15 (fifteen) Business Days.

12.8.

HVAC Systems. The Sub-Lessee will be liable to pay the consumption charges for the provision of air conditioning based on the chilled water consumption metered through BTU Meter and calculated on actual cost plus 20% basis

13.	WATER AND SEWERAGE

13.1.

The Building will be provided with water and sewerage connections in accordance with Applicable Laws. The Sub-Lessor shall provide sufficient quantity of water to meet the needs of the Premises which will include water for toilets, maintenance and housekeeping, and other purposes, except drinking. Such water supply shall be either from the Bangalore Water Supply and Sewerage Board and or tankers or any other source. The Sub-Lessee shall not be liable to pay any charges towards water and or sewerage connection provided to the Building and the Premises. The Sub-Lessee shall pay for the water consumption charges in the Premises. The water consumption charges shall be a part of, and included in, the Maintenance Charges, except for the water consumption by the Sub-Lessee in its pantry on the floor or

Page | 18

water requirement for any laboratory etc., if any. Such consumption of water at the pantry/ laboratory, etc. on the floor shall be duly recorded and charges for the same shall be borne by the Sub-Lessee. The Sub-Lessee shall at its cost install a water meter as per Sub-Lessor’s specification to record such water consumption.

14.	MAINTENANCE AND REPAIRS

14.1.

Maintenance Services. The Parties agree that the operation, management and maintenance of the Project, Building, the Premises, the Common Areas and the building systems are being done by the Maintenance Agency, the exclusive maintenance manager. The Maintenance Agency shall be responsible for maintaining the Common Areas of the Building, the Common Areas of the Project, and common services for the Premises as detailed in the Maintenance Agreement. The Maintenance Agency shall raise the invoices for the Maintenance Charges and for the Utilities Charges and collect the same directly from the occupants of the Project.

14.2.

Maintenance Charges. Commencing from the earlier of (a) the Sub-Lease Commencement Date or (b) the date of handover of the Premises to the Sub-Lessee for fit outs, the Sub-Lessee shall pay the Maintenance Agency quarterly maintenance charges in advance as per the Maintenance Agreement, which the Sub-Lessor has informed the Sub-Lessee and as applicable to the Project and all occupants is based on cost plus 20% (twenty percent) (the “Maintenance Charges”) on open book basis.

14.3.

Maintenance Agreement. The Maintenance Agreement shall be executed between the Sub-Lessee and the Maintenance Agency simultaneously with the execution of this Deed of Sub-Lease. The Parties agree that in the event the Maintenance Agency is in breach of the Maintenance Agreement which breach results in disruption of the business operations of the Sub-Lessee, and does not permit the Sub-Lessee to step in and carry out the maintenance service as detailed in the Maintenance Agreement, or if the Maintenance Agency or the Sub-Lessor herein do not remedy the breach within the timelines set out in the Maintenance Agreement, the Sub-Lessee will be entitled to forthwith terminate this Deed of Sub-Lease.  If such termination is within the Lock-in Period, the Sub-Lessee will not be bound by the Lock-in Period clause.

14.4.

Structural Repairs by Sub-Lessor. The Sub-Lessor shall take care of (or cause to be taken care of) any major repairs to the Building or Utilities  which may be in the nature of structural repairs to  the Building/ Premises, or to any of the sewage systems/ pipes/ water pipe/ electrical installation, leakages in the Building and/ or the Premises.

14.5.	Standard of Performance. The Sub-Lessor shall keep the Building in wind and watertight condition. The Sub-Lessor shall use reasonable efforts to carry out any

Page | 19

repairs and maintenance, construction or any other work in such a manner as not to interfere with or impair the Sub-Lessee’s use or occupancy of the Premises. All repairs and maintenance to be performed under this Clause shall be carried out in a prompt, diligent and good workmanlike manner. The Sub-Lessor shall commence any such work of repairs as soon as possible and within seven (7) days, or such mutually agreed period of the defect being brought to the notice of the Sub-Lessor by the Sub-Lessee in writing (a “Structural Defect Notice”).

14.6.

Self Help. If the Sub-Lessor fails to commence to perform its obligations under Clause 14.5 above, within the period specified therein, the Sub-Lessee without prejudice to its right to terminate may cause the commencement of repairs at the cost of the Sub-Lessor. The Sub-Lessee will forward such cost estimate to the Sub-Lessor and the Sub-Lessor shall approve the same within 5 (five) days of receiving the same, failing which it shall be deemed as being approved by the Sub-Lessor. The Sub-Lessor shall reimburse the Sub-Lessee the entire cost of performing such obligations within Thirty (30) Business Days of receipt of an invoice for such costs having expended by the Sub-Lessee. If the Sub-Lessor fails to reimburse the Sub-Lessee for such costs within the above-mentioned period, the Sub-Lessee shall have the right to deduct such costs from future Rent payable to the Sub-Lessor till the adjustment of the entire cost.

14.7.

Maintenance by Sub-Lessee. The Sub-Lessee shall carry out and be responsible for routine maintenance of the interiors of the Premises along with interiors or fit outs belonging to the Sub-Lessee within the Premises. Also, AHUs and Finished Toilets once handed over will be maintained by Sub-Lessee as per manufacturer’s guidelines including annual maintenance contracts, repairs, operations and maintenance, etc.

14.8.

The Sub-Lessee shall keep the Premises and in good and tenantable condition and shall not do or cause to be done any damage to the Common Areas of the Building and the Project. In case any damage is done or caused to be done by the Sub-Lessee, the Sub-Lessee shall use reasonable efforts to rectify such damage as per Sub-Lessor’s standards and specifications. If the Sub-Lessee fails to rectify such damage within the period specified by the Sub-Lessor, the Sub-Lessor without prejudice to its right to terminate may cause the commencement of repairs at the cost of the Sub-Lessee. The Sub-Lessor will forward such cost estimate to the Sub-Lessee and the Sub-Lessee shall approve the same within 5 (five) days of receiving the same, failing which it shall be deemed as being approved by the Sub-Lessee. The Sub-Lessee shall reimburse the Sub-Lessor the entire cost of performing such obligations within Thirty (30) Business Days of receipt of an invoice for such costs having expended by the Sub-Lessee. If the Sub-Lessee fails to reimburse the Sub-Lessor for such costs within the above-mentioned period, the Sub-Lessor shall have the right to deduct such costs from the Security Deposit paid by the Sub-Lessee apart from charging interest at the rate of 18% per annum from the date of such costs becoming due.

Page | 20

15.	ANTENNA AND ANCILLARY EQUIPMENT

15.1.

The Sub-Lessor, at the request of the Sub-Lessee, has permitted the Sub-Lessee to use approximately 25 square feet of space on the terrace of the Building to enable the Sub-Lessee to install, for the sole use of Sub-Lessee, its Communication Equipment required for its business operations at no extra cost. This would be subject to technical feasibility and statutory approvals, consents, licenses etc., as may be necessary for the installation of the Communications Equipment on the roof-top by the Sub-Lessee. Provided always, the Sub-Lessee shall keep the Sub-Lessor indemnified in terms of Clause 15.3 below. Such space for communication equipment of Sub-Lessee shall be designated by the Sub-Lessor alone.

15.2.

The cost of installation, running, up keep, safety etc. of such Communications Equipment shall be borne and paid by the Sub-Lessee.  It shall be the responsibility of the Sub-Lessee to obtain all licenses, consents, approvals etc. from the Appropriate Authority and ensure compliance with relevant laws, including but not limited to telecommunication and wireless laws for such installation on the roof-top for the use of such Communication Equipment.  The Sub-Lessor shall assist by way of signing any NOC for the Sub-Lessee in obtaining any licenses, consents or approvals as may be required in this regard.

15.3.

The Sub-Lessee shall keep the Sub-Lessor fully indemnified and harmless against any losses, damages, cost, expenses claims penalties, levies that may be suffered by the Sub-Lessor due to any act of omission or commission of the Sub-Lessee in complying with any of the rules and regulations regarding the installation and or the use of such Communication Equipment or any violation of any of the Applicable Laws.

16.	TELEPHONE LINES

16.1.

The Sub-Lessor has informed the Sub-Lessee that the Project is being serviced by multiple service providers for telephone/ fax/ ISDN/ International Private Leased Circuit and other telecommunications systems and devices. The Sub-Lessee may use such service provider presently permitted to operate in the complex for installation of the required telephone/ fax/ ISDN/ International Private Leased Circuit and other telecommunications systems and devices within the Premises as it may deem necessary for its business activities, in its own name and at its own cost and expense.  The Sub-Lessee shall pay the charges for such lines installed to such service providers directly.

16.2.

If the Sub-Lessee chooses to engage any other service providers in this regard, the Sub-Lessee shall inform the Sub-Lessor and the Sub-Lessor shall provide all assistance to the Sub-Lessee in this regard and the Sub-Lessor shall, subject to

Page | 21

mutual agreement between the Sub-Lessor and the said service provider, execute such documents as may be required with the said service provider for provision of services including installing telephone/ fax/ ISDN/ International Private Leased Circuit and other telecommunications systems and devices in the Building and the Project. It is agreed that the Sub-Lessor shall not charge the Sub-Lessee any fees for enabling/ operationalizing such requests.

16.3.

The Sub-Lessor shall provide right of access at locations identified and approved by the Sub-Lessor, to such third party service provider appointed by the Sub-Lessee for the purpose of providing telephone/ fax/ ISDN/ International Private Leased Circuit and other telecommunications systems and devices to the Sub-Lessee, which may pass through the Building and the Project, subject to the applicable ‘tenant operation guidelines’ provided by the Sub-Lessor, and as may be amended from time to time. The Sub-Lessee shall ensure that the service provider does not damage any finished surface/ roads or any underground cables while carrying out any works in order to connect their telephone/ fax/ ISDN/ International Private Leased Circuit and other telecommunications systems and devices. In the event of any damages, the cost for rectification of the same will be borne by the service provider or the Sub-Lessee, if such cost is not paid by the service provider. Such right of access to a third party service provider is subject to mutual agreement between the Sub-Lessor and the said third party service provider.

17.	QUIET ENJOYMENT & USE OF THE PREMISES

17.1.

The Sub-Lessor covenants and agrees that, the Sub-Lessee on paying the Rent, Maintenance Charges, Utilities Charges and observing the terms, covenants and conditions of the Deed of Sub-Lease, will be entitled lawfully, peaceably and quietly hold, occupy and enjoy the Premises along with the use of the Common Areas on a seven (7) days a week, twenty four (24) hours a day basis, without any hindrance, obstruction and at no extra charge, subject to the rules and regulations applicable to the use of such Common Areas as prescribed by the Sub-Lessor, during the Sub-Lease Term to all tenants and occupants of the Building and the Project.

17.2.

The Sub-Lessee shall have the right to move materials through the Common Areas of the Project at all times, in accordance with the Sub-Lessee’s business needs without causing any obstruction or nuisance to the other occupants of the Project and in compliance with the Sub-Lessor’s ‘tenant operating guidelines’ or ‘Bye-Laws’ as provided to the Sub-Lessee from time to time and applicable to all tenants of the Project.

Page | 22

18.	BAR ON STRUCTURAL ALTERATIONS

18.1.

The Sub-Lessee shall not make any structural addition or alteration to any of the electrical or plumbing lines or to the Premises or relocation of any electrical fitting, wiring or relocation of any of the plumbing lines unless with the prior written consent of by the Sub-Lessor.  The Sub-Lessee at its cost shall obtain all necessary approvals from the Appropriate Authority under Applicable Law, if applicable, for such alteration prior to taking up such alteration as may be consented by the Sub-Lessor. On the termination of the Sub-Lease for any reasons the Sub-Lessee shall be responsible at its cost reinstatement of such alterations unless otherwise agreed by the Sub-Lessor.

19.	SUB-LESSEE’S IMPROVEMENTS

19.1

Subject to compliance with the tenant fit out guidelines, the Sub-Lessee will be entitled to carry out its interior works which are in the nature of non-structural alterations, in a good workmanlike, safe and sound manner within the Premises, (the “Sub-Lessee Improvements”) at its cost and using such contractors as are selected by it. However the Sub-Lessee shall not in any manner make any changes to the fixed fittings and fixtures provided by the Sub-Lessor in the Premises and Common Areas. The Sub-Lessee agrees that any Sub-Lessee Improvements shall conform to all Applicable Laws and building regulations. Any permissions or authorizations required to be obtained for the Sub-Lessee Improvements shall be the Sub-Lessee’s sole responsibility and cost, provided that the Sub-Lessor shall, at the Sub-Lessee’s cost, provide any assistance by way of execution of any NOC required for the procurement of such permission or authorization under any Applicable Laws. The Sub-Lessor acknowledges that the Sub-Lessee shall at all times be the sole owner of all Sub-Lessee Improvements.  If any damage is caused to the Premises or any of the Common Areas whilst removing or transporting such Sub-Lessee Improvements, the Sub-Lessee shall repair such damage. If the Sub-Lessee fails to repair such damages to the Premises and or the Common Areas, the amounts required to repair the damages shall be paid by the Sub-Lessee against a separate invoice generated by the Sub-Lessor for such amounts within 10 (ten) days from the date of receipt of the invoice and in the event there is a delay in receipt of such amounts beyond the stipulated period of 10 (ten) days, then the Sub-lessee shall be liable to pay interest at 18% per annum on such amounts from the date they are due to be paid. In the event Sub-Lessee does not clear such amounts, the Sub-Lessor reserves the right to invoke Clause 24 (Default in Payment of Rent/ Utilities and other Dues).

20.	SIGNAGE

20.1.	The Sub-Lessee shall have the right to install signage in the Building Directory at the foyer/ lobby of the Building and at any other location designated specifically for the

Page | 23

Sub-Lessee by the Sub-Lessor within the Common Areas of the Project, at no additional cost. The Sub-Lessee’s signage will be approved by the Sub-Lessor’s architect and the cost of such signage will be borne solely by the Sub-Lessee.

21.	TITLE- OWNERSHIP

Save as provided in this Deed of Sub-Lease, no right, title or interest in the Premises shall pass/be transferred to the Sub-Lessee by virtue of these presents or otherwise.

22.	ASSIGNMENT AND SUBLETTING UNDER THE DEED OF SUB-LEASE

22.1.

Subject to SEZ Laws, the Sub-Lessee shall be entitled to assign the Sub-Lease of the Premises or further sub-lease or license the entire / portion of the Premises to any of its Affiliates, with the prior written consent of the Sub-Lessor, which consent shall not be unreasonably withheld, delayed or conditioned. In the event of any assignment, sub-lease or license in terms of this Clause 22.1, the Sub-Lessee shall continue to be responsible for all obligations under the Sub-Lease including the payment of the Rent.

22.2.	The Sub-Lessee shall not be entitled to assign its rights and obligation under the Sub-Lease to or sub-lease or license the Premises to any third party during the Term.

22.3.

Any assignment and/or sub lease under Clause 22.1 shall be co-terminus with this Deed of Sub-Lease (including renewal, if any) between the Sub-Lessor and the Sub-Lessee and such assignment and/or sub-lease shall not be for any commercial gains.

23.	SALE – MORTGAGE-RENTAL DISCOUNTING BY THE SUB-LESSOR

23.1.

Sale by the Sub-Lessor. The Sub-Lessor shall have the right to sell or otherwise alienate its interest in the Premises. The Parties hereby agree that in the event of such sale, the Sub-Lessee will attorn the leasehold rights under this Deed of Sub-Lease in favour of the new owner on receipt of the letter of attornment from the Sub-Lessor calling upon the Sub-Lessee to attorn the leasehold rights in favour of the new owner accompanied by an undertaking from the new owner confirming and undertaking to comply with the terms and condition of the Sub-Lease including the refunding of the Security Deposit in terms of the Deed of Sub-Lease. On the attornment being complete the Sub-Lessor will have no rights or obligation under this Deed of Sub-Lease.

23.2.

Mortgage - Rental Discounting. The Sub-Lessor shall be entitled at any time after the execution of this Deed of Sub-Lease to seek any mortgage or rental discounting facility from any bank or financial institution against the security of the Premises and or Rent, provided such facility/ies shall not in any manner affect the rights of the

Page | 24

Sub-Lessee to use and occupy the Premises during the Term.  The Sub-Lessor shall provide the Sub-Lessee with details as regards the entity to whom the Rent is payable and undertakes to discharge the Sub-Lessee from all claims on payment of Rent to the identified entity.  In the event such bank or financial institution requires any NOC letter for these purposes, the Sub-Lessee shall provide the same.

24.	DEFAULT IN PAYMENT OF RENT, UTILITIES CHARGES AND/OR OTHER DUES

24.1.

In the event of a delay / default in payment of the Rent and/or Utilities Charges and any other dues as payable by the Sub-Lessee on its due date, without prejudice to the Sub-Lessor’s rights under Clause 27.6 (Termination by Sub-Lessor due to Sub-Lessee’s breach), the Sub-Lessee shall be liable to pay the outstanding Rent and/ or Utilities Charges with interest thereon at the rate of 18% (eighteen percent) per annum from the due date till payment or recovery of such amounts.

25.	INSURANCE

25.1.

During the Term, the Sub-Lessor shall, take out and maintain appropriate insurance cover for the Premises and the Utilities provided in the Building and the Project with a reputed insurance company against all insurable risks, including without limitation, for repair and replacement thereof, natural disasters, fires, floods, acts of God, acts of terrorism, acts of war and other hostilities, civil commotion and aerial and other accidents, including, damage to and destruction of the whole or any portion of the Premises due to any of the risks listed herein, on a full replacement basis. The Sub-Lessor shall furnish the copies of the policies and renewal thereof. The insurance premium payable during the Term will form part of the Maintenance Charges.

25.2

The Sub-Lessee shall take out comprehensive third party insurance with respect to the property owned by the Sub-Lessee in the Premises and the Sub-Lessee shall pay the premium in respect of such insurance.

26.	INDEMNIFICATION

26.1.

Sub-Lessee’s Indemnification. Notwithstanding anything to the contrary contained herein, the Sub-Lessee will indemnify, defend and hold Sub-Lessor, its directors, employees and or agents harmless during the Term against any claims, damages, charges, expenses, costs, losses or injuries arising out of or relating to: (i) any breach of terms of this Deed of Sub-Lease; and (ii) any act or omission of Sub-Lessee which results in violation of its legal, statutory, regulatory or other duty or obligation in connection with its business or use of Premises. Nothing contained herein will require the Sub-Lessee to defend, indemnify or hold harmless the Sub-Lessor, or its employees and agents, for losses or damages related to claims of bodily injury or

Page | 25

death to any person or damage to property to the extent caused by the acts of omission or commission by the Sub-Lessor, or its employees or agents.

26.2.

Sub-Lessor’s Indemnification. Notwithstanding anything to the contrary contained herein, the Sub-Lessor will indemnify and hold Sub-Lessee, its directors, employees and or agents harmless during the Term against any demands, claims, actions or proceedings that may be initiated against the Sub-Lessee due to: (i) any defect in title to the Premises; (ii) misrepresentation of any of the representations as to the title and construction of the Building; and (iii) non-compliance with or failure to keep and maintain valid all permissions / clearances required for occupation / usage of Premises, resulting in the Sub-Lessee being prevented from using the Premises. Nothing contained herein will require the Sub-Lessor to defend, indemnify or hold harmless the Sub-Lessee, or its employees and agents, for losses or damages related to claims of bodily injury or death to any person or damage to property to the extent caused by the acts of omission or commission by the Sub-Lessee, or its employees or agents.

26.3.

The provisions of this Clause 26 shall remain in full force and effect and shall survive the performance or termination of this Deed of Sub-Lease or the culmination of the transactions contemplated herein for any acts done prior to such termination.

27.	TERMINATION OF SUB-LEASE

27.1.	Termination by efflux of time. This Deed of Sub-Lease shall stand terminated at the end of the Term.

27.2.

Termination by the Sub-Lessee due to Sub-Lessor’s breach. In the event of the Sub-Lessor committing breach of any of the terms of this Deed of Sub-Lease, the Sub-Lessee shall notify the Sub-Lessor in writing and call upon the Sub-Lessor to remedy the breach within thirty (30) days or such further period as may be mutually agreed between the Parties. If such breach is not rectified / cured during such period of thirty (30) days of the aforesaid notice or such further period as may be mutually agreed between the Parties, the Sub-Lessee will, at its option, be entitled to terminate this Deed of Sub-Lease and be ready for handing over possession of the Premises subject to refund of the Security Deposit in terms of Clause 7.2 or rectify (if capable of being rectified by the Sub-Lessee) such breach at the cost of the Sub-Lessor, which cost the Sub-Lessee shall be entitled to recover from the Sub-Lessor based on bills and payments made and other expenses incurred by the Sub-Lessee in rectifying the breach. The Sub-Lessee shall be entitled to deduct such amounts from the Rent if not paid by the Sub-Lessor.

27.3.	Termination by Sub-Lessee at end of Lock-in Period. The Sub-Lessee may terminate the Sub-Lease by issuing a notice of 6 (six) months prior to the end of the Lock-in

Page | 26

Period, i.e. the Sub-Lessee may terminate the Sub-Lease by providing a prior written notice to the Sub-Lessor on completion of the 30th month during the Lock-in Period or at any time thereafter.

27.4.

Termination by the Sub-Lessee due to Sub-Lessor being wound up. In the event of the Sub-Lessor being ordered to be wound up for any reasons by any court and/or liquidator/receiver being appointed, the Deed of Sub-Lease shall, at the option of the Sub-Lessee, stand terminated with effect from the date of notice issued by the Sub-Lessee. In such an event, the Sub-Lessee shall be entitled to refund of the Security Deposit in terms of Clause 7.2 above and simultaneously upon the Sub-Lessee handing over possession of the Premises. Further, in the event of the termination of the Sub-Lease during the Lock-in Period under this Clause, the Sub-Lessee will not be bound by the terms of the Lock-in Period. However, this Clause will have no application in the event of a merger, amalgamations, acquisitions or other schemes or arrangements in which the Sub-Lessor may (directly or indirectly) be a part.

27.5.

Liquidated Damages for breach of the Sub-Lessor.  In the event the sub-lease is terminated by the Sub-Lessee for breach of the Sub-Lessor which breach (i) is not rectified during the notice period as provided in Clause 27.2 of this Deed of Sub-Lease; and (ii) is due to willful misconduct or misrepresentation of the Sub-Lessor; and (iii) renders the Premises unusable by the Sub-Lessee, then the Sub-Lessee will be entitled to a refund of the proportionate stamp duty and registration fees paid by the Sub-Lessee on this Deed of Sub-Lease from the Sub-Lessor. In addition to the above, the Sub-Lessor shall pay to the Sub-Lessee the written down value of the Sub-Lessee’s Improvements, which are immovable in nature and are installed by the Sub-Lessee at the Premises, based on the book value of the fit outs depreciated over a period of five (05) years from the Lease Commencement Date. It is clarified and agreed by the Parties that such Liquidated Damages will be calculated considering the actual amount spent by the Sub-Lessee on such immovable improvements or a maximum value of INR 1,800/- per square foot, whichever is lower. It is agreed between the Parties that this clause (Liquidated Damages for breach of the Sub-Lessor) will be applicable only for five (05) years from the Lease Commencement Date and will cease to exist thereafter including the Renewal Term.

27.6.

Termination by the Sub-Lessor due to Sub-Lessee’s Breach.  In the event of the Sub-Lessee committing any breach of any of the terms of this Deed of Sub-Lease or upon failure to make payment of Rent for a period of twenty (20) days from its due date or commits delay in payment of the Utility Charges and any other dues as provided in this Deed of Sub-Lease and the Maintenance Agreement, the Sub-Lessor shall notify the Sub-Lessee of such breach and the Sub-Lessee shall within thirty (30) days of such notice cure the breach, failing which the Sub-Lease under this Deed of Sub-Lease shall stand terminated. If such termination is during the Lock-In Period, the Sub-Lessee shall

Page | 27

be liable to pay liquidated damages in terms of Clause 5 above. Where the failure or breach in payment of Rent, Utility Charges and any other charges due under this Deed of Sub-Lease occurs for and up to three times during the period of Sub-Lease, the Sub-Lessor shall without prejudice to its rights and other remedies to recover such outstanding Rent, Utility Charges and other charges, be entitled at its option, to terminate the Sub-Lease forthwith anytime after such third occurrence of failure or breach. If such termination by Sub-Lessor is during the Lock-In Period, the Sub-Lessee shall be liable to pay liquidated damages in terms of Clause 5 above.

27.7.

Termination by the Sub-Lessor due to Sub-Lessee being wound up. In the event of the Sub-Lessee being ordered to be wound up for any reasons by any Court or direction and/or liquidator/receiver being appointed, the Sub-Lease under this Deed of Sub-Lease shall stand terminated and Sub-Lessor shall become entitled to vacant possession of the Premises and to resume possession subject to refund of the interest free Security Deposit in terms of Clause 7.2 above. In the event of the Sub-Lessee being wound up during the Lock-in Period the Sub-Lessor will be entitled to the liquidated damages in terms of Clause 5 above. However, this Clause will have no application to mergers, amalgamations, acquisitions or other schemes or arrangements in which the Sub-Lessee may (directly or indirectly) be a part.

27.8.

Right of the Sub-Lessor to resume possession. The Sub-Lessee agrees that the Sub-Lessor, upon termination of this Deed of Sub-Lease under any of the circumstances mentioned in any of the Clauses set out under Clauses 27.1 to 27.7 above, shall be entitled to resume possession of the Premises, simultaneously upon refund of the Security Deposit amount in terms of and pursuant to Clause 7.2 above.

28.	RETURN OF PREMISES

28.1.

On expiry / termination of the Sub-Lease, the Sub-Lessee shall return the Premises to Sub-Lessor in good condition subject to normal wear and tear, damage by Force Majeure and damage by third parties (but not being the agents, employees, director or anyone claiming through the Sub-Lessee) exempted. In case the Sub-Lessee has installed its own fit outs within the Premises then the Sub-Lessee shall be liable to remove all its fittings and fixtures from the Premises at its own cost without causing any damage to the Premises and or the Building. The Sub-Lessee shall have the obligation to either: (a) reinstate the Premises to its original condition as on the date of handover of the Premises to the Sub-Lessee and remove all the Sub-Lessee Improvements without causing damage to the Premises; or (b) leave behind all of the Sub-Lessee Improvements, without the Sub-Lessor having to pay for such Sub-Lessee Improvements (except active IT components) being fixed in nature which are left behind by the Sub-Lessee. It is clarified that there will be no part removal of the Sub-Lessee Improvements or part reinstatement of the Premises.

Page | 28

28.2.

Handover of Premises against refund of Security Deposit. The Sub-Lessee agrees that in any of the eventualities of the termination of this Deed of Sub-Lease, the Sub-Lessee is bound and liable to hand over full, free and vacant possession of the Premises against the refund of the Security Deposit in terms of Clause 7.2 and any other deposit that would have been due to the Sub-Lessee from the Sub-Lessor, failing which, the Sub-Lessee agrees to pay liquidated damages being calculated at twice the applicable Rent for such un-authorized occupation, beyond the date of termination for the first ninety (90) days; and thereafter at thrice such amounts. This is without prejudice to the rights of the Sub-Lessor under Applicable Laws inter alia to take steps to evict the Sub-Lessee from the Premises.

29.	SUSPENSION OF RENT AND SUB-LEASE

29.1.

In the event the Premises or any part thereof is destroyed due to Force Majeure, or any portion thereof becoming uninhabitable or unusable or the Utilities servicing the Premises being interrupted so as to render the entire Premises uninhabitable or unusable for a period exceeding thirty (30) days, provided such damage or destruction is not due to any act of omission or commission of the Sub-Lessee, the Sub-Lessee shall be entitled to suspend payment of Rent and Utilities Charges until such time that the Premises is fit for occupation and use. In any event due to such Force Majeure conditions, the Sub-Lessee is unable to occupy and operate out of the Premises for a period beyond ninety (90) days, then, either Party will have the right to terminate this Deed of Sub-Lease by giving 15 (fifteen) days notice to the other Party and the Sub-Lessor shall refund the Security Deposit in terms of Clause 7.2 on the execution of a Deed of Surrender of Sub-Lease. In the event of termination of this Deed of Sub-Lease due to this Clause, the Sub-Lessee will not be bound by the terms of Lock-in Period if such restraint occurs during the Lock-in Period. Where the Sub-Lessee is able to remedy the situation and cure the matter causing the disruption, the Sub-Lessee may remedy the situation at the cost of the Sub-Lessor if the Sub-Lessor has not been able to remedy the situation despite receipt of notice in this regard.

29.2.

In the event of there being any restraint order passed by any Court of law or statutory authority in use of the Premises due to any misrepresentation as to title to the Premises or due to any violation of construction of the Building, or due to failure on the part of Sub-Lessor in obtaining and maintaining all requisite statutory permissions and approvals, including those with respect to the Project and the Premises under SEZ Laws and such restraint continues beyond three (3) days, the Sub-Lessee shall suspend payment of further Rent and Utilities Charges until such time that such restraint is vacated / lifted.  If such restraint continues for a period beyond ninety (90) days, this Deed of Sub-Lease shall be terminated at the option of the Sub-Lessee. If such restraint continues for one hundred and eighty (180) days, then the Sub-Lease would stand terminated automatically. Upon termination of the

Page | 29

Sub-Lease in terms of this Clause 29.2, the Sub-Lessor shall refund the Security Deposit in terms of Clause 7.2 above against the surrender of the Premises and the Sub-Lessee will not be bound by the terms of Lock-in Period if such restraint occurs during the Lock-in Period.

30.	SEZ REQUIREMENTS

30.1.

By way of a notification dated September 27, 2010, issued under the provisions of the SEZ Laws, the Said Land has been notified as an SEZ for information technology and/or information technology enabled services.  Both Parties agree to comply with the provisions of the applicable SEZ Laws as applicable to either of them.

30.2.

The Sub-Lessee has secured the SEZ Approval to enable it to take on Sub-Lease the Premises. If the Letter of Approval is cancelled by the SEZ authorities during the subsistence of the Term and during the Lock-in Period, for any reason whatsoever attributable to the Sub-Lessee, the Sub-Lessee shall become liable to pay the liquidated damages as provided in terms of Clause 5 above.

30.3.	The Sub-Lessor and the Sub-Lessee shall comply with the provisions of the SEZ Laws and any breach thereof shall be treated as a breach by the other Party.

30.4.

It is expressly agreed that the Lock-in Period shall be subject to the Sub-Lessor obtaining and maintaining all requisite statutory permissions and approvals with respect to the SEZ Project and the Premises under the applicable SEZ Laws during the Lock-in Period.

31.	FORCE MAJEURE

31.1.

If the performance by the Sub-Lessor of any of its obligations under this Deed of Sub-Lease is prevented, restricted or interfered with by reason of fire or other casualty or accident, strike or other violence (not due to any act, neglect or default of the Sub-Lessor), war or other violence, any law, or regulation of any government, governmental delay, or any act or condition whatsoever beyond the reasonable control of the Sub-Lessor (each such event shall be called a "Force Majeure" event), then the Sub-Lessor shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that Sub-Lessor shall give prompt notice within a period of seven (7) days from the date of the Force Majeure occurrence and providing a description to the Sub-Lessee of such Force Majeure in such notice, including a description, in reasonable specificity, of the cause of the Force Majeure; and provided further that Sub-Lessor shall use reasonable efforts to avoid or remove such cause of non-performance and shall continue performance hereunder whenever such causes are removed. If such Force Majeure event prevents the Sub-Lessor to comply with its obligation beyond the period of ninety

Page | 30

(90) days, either Party at their discretion would be entitled to terminate this Deed of Sub-Lease by giving fifteen (15) days notice and on such termination the Sub-Lessee will hand-over the Premises to the Sub-Lessor and the Sub-Lessor shall refund the Security Deposit to the Lessee in terms of Clause 7.2 of this Deed of Sub-Lease.

31.2.	Neither Party shall hold the other responsible for any structural damage to the Premises due to a Force Majeure event.

32.	REQUISITION

32.1.

In the event of the Premises or any part thereof being requisitioned any time during the Term by any Appropriate Authority or the Government for their occupation, this Deed of Sub-Lease shall terminate on such requisition being finally becoming effective. On such termination the Sub-Lessee shall hand over possession of the Premises to the Sub-Lessor and the Sub-Lessor shall refund the Security Deposit in terms of Clause 7.2. If such requisition is during the Lock-in Period, the Sub-Lessee shall not be bound by the Lock-in Period as provided in Clause 5 above.

33.	LIMITATION OF LIABILITY

33.1.

Subject to the liquidated damages that would be payable as agreed between the Parties hereto, with respect to any reference to any losses, damage, claims, compensation, indemnity etc., neither Party will be liable to the other for any incidental, consequential, penal, exemplary or like damages, or any direct or indirect loss of profits or any claim for loss of opportunity or any action in tort even if advised of the possibility of such claims.

34.	STAMP DUTY AND REGISTRATION

34.1.

The cost of stamp duty, registration charges and any deficit of stamps and other incidental expenses in connection with the execution and registration of this Deed of Sub-Lease and any deed of Sub-Lease for the Renewal Term, if any, shall be borne by the Sub-Lessee. The Sub-Lessor shall cooperate and assist in registration of this Deed of Sub-Lease or any deed of Sub-Lease for the Renewal Term/s as may be applicable. The original Deed of Sub-Lease shall remain in the possession of the Sub-Lessee and a certified copy thereof shall be retained by the Sub-Lessor. All incidental expenses towards registration of the applicable documents will be borne by the Sub-Lessee alone.

Page | 31

35.	MODIFICATION / VARIATION

35.1.

No change, variation or modification of any of the terms and conditions set forth herein shall be valid unless incorporated as an amendment to this Deed of Sub-Lease and signed by the duly authorized representatives of both Parties.

36.	WAIVER / FORBEARANCE

36.1.

The Parties hereto agree that in the event of there being any delay in or indulgence shown by either of the Parties with regard to the enforcement of any of the terms of this Deed of Sub-Lease, the same shall not be construed as a waiver by the Party showing such indulgence or tolerance and any such indulgence or forbearance shall not be deemed to be a waiver of the rights and the Parties shall be entitled to enforce such right without prejudice to such indulgence or tolerance shown.

37.	DISPUTE RESOLUTION AND ARBITRATION

37.1.

Disputes. In case of any disputes or difference arising amongst the Parties as to the construction of any of the terms of this Deed of Sub-Lease or as to any matter or thing of whatsoever nature arising thereunder or in connection therewith, including any question regarding its existence, validity or termination of this Deed of Sub-Lease (the “Dispute”), either Party may give written notice of a Dispute to the other Party within ten (10) days of the occurrence of the event which gives rise to such Dispute or the day that such event came to the notice of the concerned Party.

37.2.

Mediation: On any Dispute being raised by any Party, the Parties shall initially seek to mediate such Dispute and if such Dispute is not resolved by mediation of Parties within a period of thirty (30) days of such Dispute arising, the Parties shall then resort to Arbitration in terms of Clause 37.3 below.

37.3.

Arbitration. If any Dispute arising between the Parties is not amicably settled within thirty (30) days of commencement of amicable attempts to settle the same as provided above, the Dispute shall be referred to, and be finally settled by, arbitration and shall be submitted to a sole arbitrator and such submission shall be a submission to arbitration in accordance with the provisions of the (Indian) Arbitration and Conciliation Act, 1996 as presently in force by which the Parties in dispute agree to be so bound. The decision of the arbitrator shall be final and binding on the Parties.

37.4.	Language and Arbitration Venue. The arbitration proceedings shall be conducted in the English language. The arbitration proceedings shall be conducted only in Bengaluru.

Page | 32

37.5.

Subject to the provisions of the foregoing clause relating to arbitration, the Courts of appropriate jurisdiction at Bengaluru city shall have exclusive jurisdiction in respect of all matters relating to this Deed of Sub-Lease.

38.	ANTI-BRIBERY, CORRUPTION AND PROHIBITED BUSINESS PRACTICES

38.1.

Each Party will be familiar with and will strictly comply with all Applicable Laws related to bribery, corruption, and prohibited business practices. The Parties and their Affiliates have not and will not, for the purpose of unlawfully influencing or inducing anyone to influence decisions in favour of the Sub-Lessor, Sub-Lessee or any of either Party’s Affiliates, offer, promise or make or agree to make, directly or indirectly, (a) any political contributions of any kind or any payment to or for the benefit of any public official, whether elected or appointed, (b) any payments for gifts, meals, travel or other value for a government employee or his/her family members or (c) any payments or gifts (of money or anything of value) to anyone. The Parties shall not, under any circumstances, reimburse one another for any such political contributions, payments or gifts.

38.2.

The Sub-Lessee has informed the Sub-Lessor that the Sub-Lessee is required to comply with the provisions of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq. (hereinafter referred to as the “FCPA”) and have been made are aware by the Sub-Lessee that the FCPA prohibits the payment or giving of anything of value, either directly or indirectly, by a United States company to an official of a foreign government for the purpose of influencing an act or decision in its official capacity or inducing him to use its influence with the foreign government, to assist the United States company in obtaining or retaining business for or with, or directing business to, any person (“FCPA Principles”).  While the Sub-Lessor does not admit to or concede the applicability of the FCPA to the Sub-Lessor, the Sub-Lessor will, subject to the Applicable Law, implement the FCPA Principles in relation to this Sub-Lease.  This clause does not in any manner take away the jurisdiction of Indian Court or any of the Applicable Laws and that by virtue of this clause the Sub-Lessor would not be subjected to jurisdiction of any other court other than the courts in India.

39.	ENTIRETY AND SEVERABILITY

39.1.

This Deed of Sub-Lease, including the attached Schedules and Annexures, constitutes the entire agreement between the Sub-Lessor and the Sub-Lessee with respect to the Premises alone, and supersedes any other prior oral or written communications, representations or statements with respect to the transaction contemplated in this Deed of Sub-Lease including the letter of intent dated November 4, 2015.  If a court finds any provision of this Deed of Sub-Lease to be invalid, the remainder of this Deed of Sub-Lease will be valid, enforceable and effective. If any of the provisions within this

Page | 33

Deed of Sub-Lease contradict any of the provisions of the ‘Tenant Fit-out Guidelines’, ‘Tenant Operating Guidelines’ or any other document which the Sub-Lessee may be required to adhere to during the Term, the provisions of this Deed of Sub-Lease will prevail.  It is expressly clarified that except to the extent expressly set out herein as regards the Premises, this Deed of Sub-Lease shall continue to govern the Parties and shall survive the execution of this Deed of Sub-Lease.

40.	NOTICES

40.1.

All notices under this Deed of Sub-Lease will be given in writing, postage prepaid, by certified or registered mail, return receipt requested, by personal delivery, or by reputable national overnight courier, at the addresses listed below. The respective addresses for such purposes are:

If to the Sub-Lessor:

Attention:	Mr. G. Raghavan/ Mr. Shama Sunder

Address:	Milestone Buildcon Pvt. Ltd. (A Bhartiya Group Company)
100/1, Anchorage I, Ground Floor,
Richmond Road,
Bangalore – 560 025

With a copy to: shama.sunder@bhartiya.com

Email:	g.raghavan@bhartiya.com / shama.sunder@bhartiya.com

If to the Sub-Lessee:

Attention:	Mr. Malahara Raju Pinnelli, Director

Address:	PRESTIGE AL-KAREEM, No. 3, Edward Road,
Civil Station, Corporation Division No. 72,
Bengaluru – 560 052

Email:	malahar@pfsweb.com

With a copy to: asyed@pfsweb.com

40.2.	Either Party may change its notice address from time to time by delivering notice thereof to the other Party in accordance with this Clause.

Page | 34

41.	PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

41.1.

Neither this Deed of Sub-Lease, nor any of the terms of this Deed of Sub-Lease, shall be construed or sought to be interpreted to authorize either of the Parties to use any of the intellectual property rights of the other, including, without limitation, the other Party’s logo, trade names and trademarks, in any manner whatsoever. However the Sub-Lessor will be entitled to in any prospectus / offer document or its brochure in any medium / media to use the name the Sub-Lessee and its logo, only for the purpose of informing/ stating that the Sub-Lessee is a tenant of the Sub-Lessor.

42.	AUTHORITY FOR EXECUTION

42.1.

Each Party represents and warrants to the other that it has full right and authority to enter into this Deed of Sub-Lease and by doing so does not violate any existing agreement or indenture to which it is a party or by which it is bound or affected. Each Party further represents and warrants to the other that the execution and delivery of this Deed of Sub-Lease has been duly authorized by its board of directors. Each Party represents and warrants to the other that it has the financial wherewithal to perform its obligations under this Deed of Sub-Lease.

43.	RELATIONSHIP BETWEEN PARTIES

43.1.

Nothing contained in this Deed of Sub-Lease shall be deemed or construed by the Parties or by any third party or court to create the relationship of principal and agent or employer or employee or of partnership or of joint venture or of any association between the Sub-Lessor and Sub-Lessee, and neither method of computation of Rent nor any other provisions contained in this Deed of Sub-Lease nor any acts of the Parties shall be deemed to create any relationship between the Parties, other than the relationship of the Sub-Lessor and the Sub-Lessee.

44.	REMEDIES

44.1.

The Parties acknowledge that the remedies available to the Sub-Lessor and or Sub-Lessee under this Deed of Sub-Lease are all mutually exclusive and without prejudice to any other right / remedy available to the Parties under applicable law.

45.	GOVERNING LAW AND JURISDICTION

45.1.

This Deed of Sub-Lease and any other document connected to this Deed of Sub-Lease between the Parties shall be governed and construed in accordance with the laws of the Republic of India.  Subject to arbitration as provided in Clause 37 above,

Page | 35

the Parties agree that the courts at Bengaluru shall have exclusive jurisdiction in relation to this Deed of Sub-Lease.

46.	SURVIVAL

46.1.

The provisions of Clauses 1 (Definitions), 2 (Interpretations), 26 (Indemnification), 33 (Limitation of Liability), 35 (Modification/ Variation), 36 (Waiver), 37 (Dispute Resolution and Arbitration), 39 (Entirety and Severability), 40 (Notices), 45 (Governing Law and Jurisdiction), 46 (Survival) and any other provision relevant to survive and give full effect to the terms hereof shall survive the expiry or termination of this Deed of Sub-Lease.

47.	RIGHT OF FIRST REFUSAL

47.1

It is expressly agreed between the Parties that the Sub-Lessor shall provide a one-time Right of First Refusal to the Sub-Lessee to take on sub-lease additional office space in the building proposed to be constructed in Block 2 at BCIT, measuring about 55,000 sq. ft. to 60,000 sq. ft. (“ROFR Space”) i.e. one (01) entire floor, for a period of 12 months commencing from the Lease Commencement Date hereinabove (“ROFR Period”).

47.2

After the Sub-Lessor notifies the Sub-Lessee in writing of such offer, the Sub-Lessee shall have fifteen (15) days after the date of receipt of the offer notice to exercise the Right of First Refusal by written notice to the Sub-Lessor. If the Sub-Lessee exercises the Right of First Refusal, the Sub-Lessee shall be required to take on sub-lease such ROFR Space that is the subject of the offer. If the Sub-Lessee fails to notify the Sub-Lessor of its election within the aforesaid fifteen (15) days’ period, the Sub-Lessee shall be deemed to have waived the Right of First Refusal and thereafter no further Right of First Refusal will be available to the Sub-Lessee. Upon exercise by the Sub-Lessee of the Right of First Refusal in accordance herewith, the Sub-Lessor and the Sub-Lessee shall promptly but no later than ten (10) days from the date of exercise of the Right of First Refusal, execute an indenture/ deed of sub-Lease in respect of such ROFR Space on such terms and conditions as may be mutually agreed between the Parties at that time.  It is specifically agreed between the Parties that any sub-lease of the ROFR Space as mentioned in this Clause shall be made only by way of execution of a separate indenture/ deed of sub-lease between the Parties herein. The abovementioned separate indenture/ deed of sub-lease to be executed for the ROFR Space mentioned above shall be adequately stamped and registered with the appropriate authority.

Page | 36

SCHEDULE – A

(DESCRIPTION OF THE SAID LAND)

All that piece and parcel of land measuring about 25 Acres 7 Guntas comprised in Sy. Nos. 32/1(p), 35(p), 37, 38(p), 39(p), 40, 41(p) & 44(p) of Chokkanahalli Village, Thanisandra Main Road, Chokkanahalli, Bengaluru – 560 064, Karnataka (presently being part of BBMP Khata No.6/2), and bounded on the –

East by	:	Internal/ CDP Road;
West by	:	Land in Sy. No. 36 of Chokkanahalli village;
North by	:	Land in Sy. No. 32/1 of Chokkanahalli Village; and
South by	:	Peripheral Ring Road.

SCHEDULE – B

(DESCRIPTION OF THE LEASED PREMISES)

All that piece and parcel of the commercial office space measuring 57,090 (fifty seven thousand and ninety only) square feet of Super Built Up Area and Carpet Area of 80% of the Super Built-up Area comprising the entire 8th Floor of the Building identified as Block-1 of Bhartiya Centre of Information Technology (‘BCIT’), Bhartiya City, constructed in and upon the land detailed in the Schedule-A above, together with exclusive right of use of 88 (eighty eight) Car Parking Spaces in the basement of the said Building identified as Block-1.

Page | 37

ANNEXURE – A

FLOOR PLAN OF THE PREMISES

Entire Eighth Floor of the Building identified as Block-1 of Bhartiya Centre of Information Technology (‘BCIT’), Bhartiya City, measuring 57,090 square feet.

Page | 38

ANNEXURE – A-1

FLOOR PLAN OF THE CAR PARKING SPACES IN THE BASEMENT OF THE BUILDING

(88 slots in Basement 2 at Block 1)

ANNEXURE – B

(WARM SHELL SPECIFICATIONS)

Warm Shell Specifications: Bare Shell along with high-side air conditioning, air handling units (AHUs), electric power supply of up to 0.5 KVA for every one hundred (100) square feet of Super Built Up Area of the Premises including the power required for the AHUs on the floor, 100% power back up through diesel generators (DG), finished toilets, office floor screed and internal wall plastering.

Page | 39

ANNEXURE - C

(RENT PAYMENT SCHEDULE)

Period	For Office Space - Rent Per Month (in INR)	For Car Parking -Charges Per Month (in INR)	Total Rent Per Month (in INR)
01/01/2016 to 31/05/2016	NIL	NIL	NIL
01/06/2016 to 31/12/2018	23,97,780.00	2,20,000.00	26,17,780.00
01/01/2019 to 31/12/2020	27,57,447.00	2,20,000.00	29,77,447.00

Page | 40

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE SET THEIR HANDS AND SEAL TO THESE PRESENTS ON THE DAY, MONTH & YEAR FIRST ABOVE WRITTEN IN THE PRESENCE OF THE FOLLOWING WITNESSES:

SUB-LESSOR:

M/s. MILESTONE BUILDCON PRIVATE LIMITED

Represented by its Authorized Signatory

Mr. G. Raghavan

SUB-LESSEE:

PFSWEB GLOBAL SERVICES PRIVATE LIMITED

Represented by its Authorised Signatory &

Director,

Mr. Malahara Raju Pinnelli

Witnesses:

1.	2.

Signature	Signature:

Name:	Name:

Address:	Address:

Page | 41